Exhibit 10.2

SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT

BETWEEN BARNES GROUP INC. AND EDMUND M. CARPENTER

This Second Amendment to the Employment Agreement dated as of December 8, 1998 between Barnes Group Inc. and Edmund M. Carpenter (the “Employment Agreement”) is executed on the 19 day of December, 2006, by and between Barnes Group Inc., a Delaware corporation (the “Company”), and Edmund M. Carpenter (the “Executive”).

WHEREAS, it has recently come to the attention of the Company that the Employment Agreement inadvertently failed to document the unwritten agreement of the parties to the Employment Agreement which was made at the time that the Employment Agreement was entered into, which unwritten agreement has been in effect since that time and was intended by the parties to be embodied in the Employment Agreement, that the Executive was to receive two (2) years of service credit for each one (1) year of actual service under the Company’s Officer Enhanced Life Insurance Program referred to in section 4.9 of the Employment Agreement (now the Senior Executive Enhanced Life Insurance Program); and

WHEREAS, the Company and the Executive wish to correct the inadvertent failure to document said unwritten agreement; and

WHEREAS, Proposed Treasury Regulation section 1.409A-1(c)(3)(iii) provides that an unwritten arrangement that was adopted and effective before December 31, 2006, is treated as established as of the later of the date on which it was adopted or became effective, provided that the material terms of the arrangement are set forth in writing on or before December 31, 2006; and

WHEREAS, correcting the inadvertent failure to document said unwritten agreement does not enhance, or add a new benefit or right to, the rights which the parties agreed at the time the Employment Agreement was entered into the Executive would have under the Employment Agreement, and therefore should not constitute a material modification of the Employment Agreement within the meaning of Proposed Treasury Regulation section 1.409A-6(a)(4);

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in the Employment Agreement and herein, the Company and the Executive hereby agree as follows:

1.     Section 4.9(a) of the Employment Agreement is amended, effective as of December 8, 1998, by adding to the end thereof the following sentence:

“Provided the Executive is actually employed by the Company on a continual basis from the Commencement Date until December 8, 2003, the Executive shall receive two (2) years of service credit for each one (1) year of actual service under the Company’s Officer Enhanced Life Insurance Program.”

2.     If (and only if) the amendment set forth in paragraph 1 above is determined to be “the grant of an additional benefit under an existing arrangement that consists of a deferral of additional compensation not otherwise provided under the plan as of October 3, 2004,” within the meaning of Proposed Treasury Regulation section 1.409A-6(a)(4)(ii), then in that event the benefits attributable to the Executive’s receipt of two (2) years of service credit for each one (1) year of actual service under the Company’s Officer Enhanced Life Insurance Program shall be subject to section 409A of the Internal Revenue Code, to the end that the amendment will be treated as a material modification of the Employment Agreement only as to the additional deferral of compensation, as provided in that Proposed Treasury Regulation.

3.     Except as amended in paragraph 1 above, the terms and conditions of the Employment Agreement as amended by Amendment 1 to the Employment Agreement will continue in full force and effect without change.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Executive has hereunto set his hand, the day and year first above written.

BARNES GROUP INC.

By:	/s/ Thomas O. Barnes

Name: Thomas O. Barnes

Title: Chairman of the Board

/s/ Edmund M. Carpenter
Edmund M. Carpenter